UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2011

Celsion Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15911	52-1256615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10220-L Old Columbia Road, Columbia, Maryland		21046-2364
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code: (410) 290-5390

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.135-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2011, Celsion Corporation (the “Company”) and Michael H. Tardugno, President and Chief Executive Officer of the Company, entered into a new employment agreement (the “Agreement”), effective as of September 15, 2011 (the “Effective Date”), which supersedes Mr. Tardugno’s previous employment agreement with the Company.  Subject to earlier termination pursuant to the terms of the Agreement, the initial term of the Agreement will end on January 31, 2016 with automatic one year renewals thereafter, unless either party provides a notice of non-renewal.

The following summary of the terms of the Agreement is qualified in its entirety by the actual terms and conditions of the Agreement.

Mr. Tardugno will receive an initial annual base salary of $412,307, subject to an adjustment as of January 1, 2012 and annual adjustment thereafter by the Board of Directors of the Company (the “Board”) or its Compensation Committee (the “Committee”).  Mr. Tardugno is also eligible for an annual performance bonus, with the amount of such bonus to be determined by the Board or the Committee in its sole discretion. Unless otherwise determined by the Board or the Committee, the annual bonus will not exceed 70% of Mr. Tardugno’s base salary for the fiscal year to which the bonus applies.  Mr. Tardugno will also be eligible to receive annual grants of stock options as the Board or the Committee shall determine. In the event of a “change in control” (as defined in the Agreement), all stock options and other equity awards granted to Mr. Tardugno by the Company will fully vest and, in the case of options, be exercisable upon the transaction. Furthermore, Mr. Tardugno will be entitled to reimbursement by the Company for term life insurance premiums and an annual benefit allowance of $12,000, and will be entitled to participate in the Company’s benefit plans that are generally made available to the Company’s senior executives.

In the event that the Company terminates Mr. Tardugno’s employment other than for “cause” (as defined in the Agreement), or Mr. Tardugno resigns upon the occurrence of certain events set forth in the Agreement, which generally include a material adverse change in his duties or authority; Mr. Tardugno no longer serving as either President or Chief Executive Officer of the Company; a bankruptcy filing or similar action by or against the Company; or a material breach of the Agreement by the Company (each, a “Triggering Event”), and if the termination does not occur within two years following a “change in control” (as defined in the Agreement), Mr. Tardugno will be entitled to (i) receive a severance payment equal to his then-current annual base salary at the time of termination (the “Severance Amount”), such amount to be paid over the one-year period following his termination; (ii) participate in the Company’s benefit plans and programs, other than any Company tax-qualified retirement plan, for one year following his termination date, and (iii) exercise any vested options generally for the remainder of their original terms.

In the event that, at any time within two years following a change in control, the Company terminates Mr. Tardugno’s employment other than for cause, or Mr. Tardugno resigns in connection with a Triggering Event, or if Mr. Tardugno terminates his employment during the period commencing six months after a change in control and ending two years after the change in control upon the occurrence of certain events set forth in the Agreement, which generally include a material adverse change in his authority or duties, a material adverse change in his compensation or benefits, or the failure of any successor to the Company to assume the Company’s obligations under the Agreement, Mr. Tardugno will be entitled to (i) receive a lump sum severance payment equal to the Severance Amount; (ii) participate in the Company’s benefit plans and programs, other than any Company tax-qualified retirement plan, for one year following his termination date, and (iii) exercise any vested options and awards of restricted stock granted to him through their original terms (with all unvested options and awards of restricted stock immediately vesting upon his termination).  The Agreement also provides that the Company will provide such severance benefits following a change in control if Mr. Tardugno elects to terminate his employment for any reason during the period commencing six months after a change in control and ending one year after the change in control.

In the event Mr. Tardugno’s employment terminates due to his death or disability, he (or his estate) will be entitled to payment of ninety days of his then-current base salary and a pro-rata portion of his annual performance bonus for the year of termination.  His then-vested stock options will also generally remain exercisable for the remainder of their original terms (with all unvested stock options and stock awards being forfeited).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSION CORPORATION

Date: September 15, 2011	By: /s/ Gregory Weaver
Gregory Weaver Senior Vice President and Chief Financial Officer